EXHIBIT 10.5

HUMANITY DIRECT
WIRELESS NETWORKS

June 12, 2002

Mr. Robert Auld
President
Simplicia Telecommunications Inc.
280 Fairways Bay NW
Airdrie, Alberta
Canada
T4B 2P5

Dear Mr. Auld

At this time, Humanity Direct Networks is unable to execute its business Plan as expected due to internal reasons. Consequently, we have decided it would be best to terminate our agreement with Simplicia Telecommunications dated December 12, 2001, as per the termination clause of our agreement.

If you have any questions or concerns, please do hesitate to contact me.

Sincerely


s/"Jim Earle"

Jim Earle
Present
Humanity Direct Wireless Networks Inc.

                 21 BUGGEY LANE, AJAX, ONTARIO, CANADA, L1S 4S7






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